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AXIS APPOINTS PRADIP PATIATH TO ITS BOARD OF DIRECTORS

PEMBROKE, Bermuda, June 15, 2026 (GLOBE NEWSWIRE) -- AXIS Capital Holdings Limited (“AXIS Capital” or “AXIS” or the “Company”) (NYSE: AXS) today announced that it has appointed Pradip Patiath to the Company’s Board of Directors. Effective June 15, 2026, Mr. Patiath will join the Board, where he will serve on its Risk and Human Capital and Compensation Committees.

“Pradip is recognized as one of the foremost thinkers and practitioners in digital strategy in the financial services sector. He is an outstanding addition to our Board, bringing a proven record of success spanning enterprise transformation, artificial intelligence and digital strategy, digital product innovation, and advanced analytics,” said W. Marston Becker, Chair of the Board at AXIS. “We will benefit greatly from Pradip’s depth and breadth of experience, which extends across insurance, banking, private equity, and fintech industries.”

Mr. Patiath is presently a Senior Partner at McKinsey & Company and a global leader in the firm’s Financial Services and Technology division. In May 2026, he was also elected to the Board of Directors of Verisk Analytics, Inc., a provider of data analytics and risk solutions to the global insurance industry. In addition to nearly 30 years with McKinsey over two tenures, Mr. Patiath previously served as President and Chief Operating Officer of CCC Information Services. He began his career in engineering roles at Honeywell International and Schlumberger Wireline.

“Under the leadership of President and CEO Vince Tizzio, AXIS has emerged as one of the most exciting transformation stories in the global insurance sector. It is a privilege to join the AXIS Board as the Company pursues the next stage of its growth as a specialty leader,” said Mr. Patiath. “In recent years, AXIS has built an impressive Board of Directors, and I look forward to working alongside my fellow directors and management to support the Company’s continued success.”

With the addition of Mr. Patiath, the AXIS Board will consist of twelve members, eleven of whom are independent.

About AXIS Capital
AXIS Capital, through its operating subsidiaries, is a global specialty underwriter and provider of insurance and reinsurance solutions. The Company has shareholders' equity of $6.4 billion at March 31, 2026, and locations in Bermuda, the United States, Europe, Singapore and Canada. Its operating subsidiaries have been assigned a financial strength rating of "A+" ("Strong") by

Standard & Poor's and "A" ("Excellent") by A.M. Best. For more information about AXIS Capital, visit our website at www.axiscapital.com.